NEWS RELEASE

Castle Dental Centers

3701 Kirby Drive, Suite 550

Houston, TX 77098

(713) 490-8400

(OTC Bulletin Board: CASL.OB)

For information about Castle Dental contact:	For information about Sentinel Capital Partners contact:
John M. Slack	David S. Lobel
Interim Chief Executive Officer	Managing Partner
(713) 490-8601	(212) 688-3100

CASTLE DENTAL ANNOUNCES RESIGNATION OF JAMES M. USDAN

HOUSTON, June 16, 2003—Castle Dental Centers, Inc. (OTC Bulletin Board: CASL.OB) today announced that James M. Usdan had resigned as President and Chief Executive Officer to pursue other interests.

James M. Usdan had the following comments, “I was hired nearly two years ago when Castle was in deep distress. I am extremely pleased to have effected a turnaround in the business and a recapitalization of the balance sheet. We have installed strong senior and regional management and have found a first class equity sponsor in Sentinel Capital Partners. I believe that I have accomplished what I was hired to do and am leaving the business in good hands and well positioned for the future.”

“Jim Usdan has worked extremely hard over the last two years and was instrumental in leading a turnaround of Castle’s operations and in completing the recent recapitalization. We thank him for his efforts and wish him success,” said David Lobel, Sentinel’s Founder and Managing Partner. “We have great confidence in the abilities of Castle’s management, affiliated dentists and employees and are excited about its future,” Lobel added.

The Company also announced that the Chief Administrative Officer, John M. Slack, will serve as Interim Chief Executive Officer until a permanent replacement is found.

Castle Dental Centers, Inc. develops, manages and operates integrated dental networks through contractual affiliations with general, orthodontic and multi-specialty dental practices in the U.S. Castle manages 77 dental centers with approximately 190 affiliated dentists in Texas, Florida, Tennessee and California with annual patient revenues of approximately $100 million.

Sentinel Capital Partners is a New York-based institutional private equity investment firm that specializes in buying and building smaller middle market companies in the United States and Canada in partnership with management.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Among the key factors that may have a direct bearing on the Company are fluctuations in the economy, the degree and nature of competitions and the demand for the Company’s services, changes in laws and regulations affecting the Company’s business, the Company’s inability at any time to complete acquisitions and integrate the operations of acquired businesses, and numerous other factors discussed in Castle Dental’s filings with the Securities and Exchange Commission.